Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Effective July 13, 2017 (the “Closing Date”), Finger Motion, Inc., formerly Property Management Corporation of America (the “Company”) entered into that certain Share Exchange Agreement (the “Share Exchange Agreement”) by and among the Company, Finger Motion Company Limited, a Hong Kong corporation (“FMCL”) and certain shareholders of FMCL (the “FMCL Shareholders”). Pursuant to the Share Exchange Agreement, the Company agreed to exchange the outstanding equity stock of FMCL held by the FMCL Shareholders for shares of common stock of the Company. At the Closing Date, the Company issued approximately 12,000,000 shares of common stock to the FMCL shareholders. In addition, the Company issued 600,000 shares to other consultants in connection with the transactions contemplated by the Share Exchange Agreement.

The following unaudited pro forma condensed combined financial statements are based on our historical consolidated financial statements and FMCL historical consolidated financial statements as adjusted to give effect to the Company’s acquisition of FMCL and the related financing transactions. The unaudited pro forma condensed combined statements of operations for the three months ended May 31, 2017 and the 12 months ended February 28, 2017 give effect to these transactions as if they had occurred on March 1, 2016. The unaudited pro forma condensed combined balance sheet as of May 31, 2017 gives effect to these transactions as if they had occurred on May 31, 2017.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read together with the pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements should be read together with the Company’s historical financial statements, which are included in the Company’s latest annual report on Form 10-K and quarterly report on Form 10-Q, and Finger Motion Company Limited historical information included herein.

FingerMotion, Inc.
fka Property Management Corp of America
Unaudited Pro Forma Condensed Combined Balance Sheet
As of May 31, 2017

		Finger Motion
	FingerMotion,	Company	Pro Forma		Pro Forma
	Inc.	Limited	Adjustments	Notes	Combined
ASSETS

Current Assets

Cash	$1	$13,346	-		$13,347
Accounts receivable	-	54,793	-		54,793
Due from related party	-	4,389	-		4,389

TOTAL ASSETS	$1	$72,528	$-		$72,529

Current Liabilities

Accounts payable and accrued expenses	$-	$131,580	-		$131,580
Accrued liabilities	-	97,695	-		97,695
Due to director	-	1,646	-		1,646

TOTAL LIABILITIES	-	230,921	-		230,921

Common Stock, par value $.0001 per share	1,031	-	1,260	(a)	1,518
			(773)	(b)
		-
Additional paid in capital	113,778	-	(113,778)	(a)	598,483
			(257)	(b)
			598,740	(c)

Accumulated deficit	(114,808)	(158,393)	(600,000)	(c)	(758,393)
			114,808	(b)
TOTAL SHAREHOLDERS' EQUITY (DEFICIT)	1	(158,393)	-		(158,392)

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$1	$72,528	$-		$72,529

fka Property Management Corp of America
Unaudited Pro Forma Condensed Combined Statement of Operations
Three Months Ended May 31, 2017

		Finger Motion
	FingerMotion,	Company	Pro Forma		Pro Forma
	Inc.	Limited	Adjustments	Notes	Combined

Revenue	$-	$13,432	$-		$13,432
Cost of revenue	-	7,066	-		7,066

Gross margin	-	6,366	-		6,366

General & administrative	2,194	57,225	600,000	(c)	659,419

(Loss) from operations	(2,194)	(50,859)	(600,000)		(653,053)

Other (expense)
Debt release	5,076	-	-		5,076
Interest expense	(35)	-	-		(35)

Total other (expense)	5,041	-	-		5,041

Net Profit (Loss)	$2,847	$(50,859)	$(600,000)		$(648,012)

Basic and Diluted (Loss) Per Share	$0.00				$(0.04)

Wgt Ave Common Shares Outstanding - Basic and Diluted *	2,576,750		12,600,000	(d)	15,176,750

* Reflects a 4 to 1 reverse split at June 13, 2017

FingerMotion, Inc.
fka Property Management Corp of America
Unaudited Pro Forma Condensed Combined Statement of Operations
Year Ended February 28,2017

		Finger Motion
	FingerMotion,	Company	Pro Forma		Pro Forma
	Inc.	Limited	Adjustments	Notes	Combined

Revenue	$14,054	$67,734	$-		$81,788
Cost of revenue	6,320	52,737	-		59,057

Gross margin	7,734	14,997	-		22,731

General & administrative	21,070	173,390	-		194,460

(Loss) from operations	(13,336)	(158,393)	-		(171,729)

Other (expense)
Interest expense	(413)	-	-		(413)

Total other (expense)	(413)	-	-		(413)

Net Profit (Loss)	$(13,749)	$(158,393)	$-		$(172,142)

Basic and Diluted (Loss) Per Share	$(0.01)				$(0.07)

Wgt Ave Common Shares Outstanding - Basic and Diluted *	2,576,750				2,576,750

* - Restated to reflect a 4 to 1 reverse split at June 13, 2017

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1 — Basis of presentation

The historical consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results following the business combination.

The business combination was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. As the acquirer for accounting purposes, the Company has estimated the fair value of FMCL’s assets acquired and liabilities assumed and conformed the accounting policies of the Company to its own accounting policies.

The pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The combined pro forma financial information does not reflect the realization of any expected cost savings or other synergies from the acquisition of FMCL as a result of restructuring activities and other planned cost savings initiatives following the completion of the business combination.

Note 2 – Pro Forma Adjustments

(a)

Represents the issuance of 12,600,000 shares of common stock relating to the acquisition of FMCL. 12,000,000 of which, valued at $.0001 or $1,200, issued in exchange for all of the outstanding shares of FMCL and 600,000 shares representing shares in exchange for services relating to the acquisition valued at $1.00 per share or $600,000.

(b)

Represents the elimination of the Company’s accumulated deficit as the transaction is recorded as a reverse merger. The exchange share with FMCL was accounted for as a reverse acquisition under the purchase method of accounting since FMCL obtained control of the Company. Accordingly, the merger of FMCL into the Company was recorded as a recapitalization of FMCL, FMCL being treated as the continuing entity.

(c)	Represents 600,000 shares of common stock valued at $600,000 or $1.00 per share or $600,000 was issued for services related to the merger.

(d)	Represents the increase in the weighted average shares in connection with the issuance of 12,600,000 shares of common stock in exchange for all of the outstanding shares of FMLC and services.